Exhibit 99

IKON OFFICE SOLUTIONS
REVISES THIRD QUARTER EXPECTATIONS

Valley Forge, Pennsylvania – July 15, 2003 – IKON Office Solutions (NYSE:IKN), the world’s largest independent distributor of document management products and services with operations throughout North America and Europe, today announced that it expects earnings per diluted share for the third quarter ending June 30, 2003 to be in the range of $.09 to $.11, including a loss of $.10 per diluted share from the early extinguishment of debt. The Company’s original earnings expectation for the quarter of $.24 to $.26 per diluted share was communicated on April 24. This expectation was reduced to $.13 to $.17 per diluted share in May to account for the anticipated loss on the early extinguishment of debt during the quarter.

Revenues for the third quarter are expected to decline approximately 5% from the prior year, compared to the previously communicated range of decline of 3% to 5%, largely due to continued economic weakness and a significant increase in vendor backorders totaling approximately $14 million. Services and Finance revenues, which represent a significant portion of the Company’s revenues, included signs of growth for the quarter, particularly in equipment service, where the Company services a large installed base of document management products at customer locations through 7,000 service technicians. Despite increased placements and continued strong demand for color products, overall sales of copier/printer equipment continue to be the most affected by a soft economy, intensifying the competitive operating environment.

As a result, earnings were negatively impacted in the third quarter by lower gross profit from the sale of copier/printer equipment. Contributing to the decline in gross profit on equipment sales for the quarter were lower average selling prices, continued delays in customer spending, and a higher level of inventory adjustments. To a lesser degree, earnings were negatively affected by higher than anticipated Selling and Administrative expenses. Selling and Administrative expenses declined compared to the third quarter of the prior year as the Company benefits from centralization and other operational investments. However, on a sequential basis, Selling and Administrative expenses were above expected levels as the Company identified and resolved clean-up items within its e-IKON pilot. Early in the third quarter, the Company continued with the rollout of e-IKON, launching e-IKON — a major process re-engineering and systems implementation utilizing the Oracle E-Business Suite — in the second wave of U.S. marketplaces and the second of the Company’s three mega Customer Care Centers.

“Today’s tough operating environment continues to challenge the speed at which we can reduce our expense structure by capitalizing on our operational investments; however, we continued to respond during the quarter with a number of actions to improve our future results,” stated Matthew J. Espe, Chairman and Chief Executive Officer for IKON Office Solutions. “To build long-term value, it is equally important that we remain committed to our infrastructure and growth strategies to ensure IKON remains a leader for document efficiency in the workplace. We are establishing a strong platform for success in the marketplace by leveraging the strength of our close relationships with our key suppliers, expanding sales channels and improving our business mix to fuel equipment, services and consumables revenues going forward. Our operational investments will provide a significant long-term opportunity for increased productivity and economies of scale and will enable IKON to build a stronger organization better positioned for earnings growth as economic conditions improve.”

Additional information regarding the Company’s results for the third quarter and its outlook for the remainder of its fiscal year will be covered in detail when the Company announces earnings results for its third fiscal quarter ending June 30 on July 24, 2003.

About IKON

IKON Office Solutions (www.ikon.com) is the world’s largest independent distributor of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, the Netherlands, and Denmark.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our third quarter fiscal 2003 results, growth of our finance and service revenues, demand for color products, improved operating margins, earnings growth, the strength of our supplier relationships, expanding sales channels, improving our business mix, the benefits of our long-term centralization and operational investments, and the execution and impact of the Company’s long-term strategies. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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